UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/26/2006

Time Warner Telecom Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-30218

DE	841500624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10475 Park Meadows Drive, Littleton, CO 80124
(Address of principal executive offices, including zip code)

303-566-1284
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.02.    Termination of a Material Definitive Agreement

On September 26, 2006, the secondary offering by the holders of Class B common stock of Time Warner Telecom Inc. (the "Company") of 43,544,158 shares of the Company's Class A common stock (the "Offering"), including 3,883,560 shares sold pursuant to the underwriters' exercise of their over-allotment option, closed. The Class B stockholders converted all of their Class B common stock to Class A common stock immediately before the closing of the Offering. As a result of the closing of the Offering, the stockholders' agreement (the "Stockholders Agreement") dated May 1999 and amended July 19, 2000 among the Company and Time Warner Companies, Inc., American Television and Communications Corporation, Warner Communications Inc., TW/TAE, Inc., Fibrcom Holdings, L.P., Paragon Communications, Mediaone Group, Inc., and Advance/Newhouse Partnership (collectively, the "Class B Stockholders"), terminated pursuant to its terms because the Class B Stockholders sold in the Offering substantially all of the common stock of the Company held by them.

The Stockholders Agreement provided the Class B Stockholders with, among other things, the right to nominate a designated number of directors to the board of directors of the Company based on their percentage ownership of the Company; a right of first refusal and tag along rights for Class B common stock sold by other Class B Stockholders; and registration rights for Company common stock held by the Class B Stockholders. In connection with the termination of the Stockholders Agreement, the directors nominated by the Class B Stockholders have resigned from the board of directors of the Company as described below in Item 5.02(b) and incorporated by reference herein.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) Effective September 26, 2006, in connection with the termination of the Stockholders Agreement, Richard J. Davies, Spencer B. Hays, Robert D. Marcus, Olaf Olafsson and George S. Sacerdote resigned from the board of directors of the Company.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Time Warner Telecom Inc.

Date: September 29, 2006	By:	/s/ Tina Davis
Tina Davis
Vice President and Deputy General Counsel